                                                   UNITED STATES
                                        SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549

                                                     FORM S-3
                                           REGISTRATION STATEMENT UNDER
                                            THE SECURITIES ACT OF 1933

                                               FIRST M&F CORPORATION
                              (Exact Name of Registrant as Specified in its Charter)

                                                    Mississippi
                          (State or Other Jurisdiction of Incorporation or Organization)

                                                    64-0636653
                                      (I.R.S. Employer Identification Number)

                                            134 West Washington Street
                                           Kosciusko, Mississippi 39090
                                                  (662) 289-5121
                                (Address, Including Zip Code, and Telephone Number,
                         Including Area Code, of Registrant's Principal Executive Offices)

                                                 John G. Copeland
                                              Chief Financial Officer
                                            134 West Washington Street
                                           Kosciusko, Mississippi 39090
                                                  (662) 289-5121
                             (Name, Address, Including Zip Code, and Telephone Number,
                                    Including Area Code, of Agent For Service)

                                                     Copy To:
                                                 J. Andrew Gipson
                                       Watkins Ludlam Winter & Stennis, P.A.
                                         190 E. Capitol Street, Suite 800
                                            Jackson, Mississippi 39201
                                                  (601) 949-4789

         Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest
reinvestment plans, please check the following box.  |_|

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If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. |_|

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. |_|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer |_|     Accelerated filer |X|     Non-accelerated filer |_|      Smaller reporting company |_|

                                   (Do not check if a smaller reporting company)

                                                    Calculation of Registration Fee

                                                                                            Proposed
                                                                     Proposed                maximum
            Title of each class of            Amount to be       maximum offering           aggregate              Amount of
          securities to be registered          registered         price per unit         offering price        registration fee
-------------------------------------------  ----------------    ------------------    --------------------    ------------------
Fixed Rate Cumulative Perpetual Preferred        30,000            $1,000 (1)             $30,000,000  (1)          $1,179.00
   Stock, Class B Nonvoting, Series A
Warrant to purchase Common Stock                    (1)                   (2)                          (2)                (2)
Common Stock underlying the Warrant (3)         513,113             $5.28 (4)              $2,709,237  (4)            $106.47
Common Stock  (3)                             3,834,307             $5.28 (4)             $20,245,140  (4)            $795.63

Total

(1)    Estimated solely for purposes of calculating the registration fee.
(2)    Pursuant to Rule 457(g) under the Securities Act, there is no fee payable with respect to the warrant.
(3)    In addition to the 513,113 shares of common stock issuable upon exercise of the warrant, and the 3,834,307 shares of common stock issuable by First M&F, such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, are also being registered hereunder pursuant to Rule 416.

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(4)    The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low sale prices of our common stock as reported on the Nasdaq Global Select Market on March 16, 2009,
       which was $5.28 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS
EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT,
OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                    SUBJECT TO COMPLETION, DATED March 20, 2009

                                               FIRST M&F CORPORATION
                                            134 West Washington Street
                                           Kosciusko, Mississippi 39090
                                                  (662) 289-5121

-------------------------------------------------------------------------------------------------------------------
                   Fixed Rate Cumulative Perpetual Preferred Stock, Class B Nonvoting, Series A
                                         Warrant to Purchase Common Stock
                                                   Common Stock
-------------------------------------------------------------------------------------------------------------------

We issued a total of 30,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Class B Nonvoting, Series A, (no par) liquidation preference $1,000 per share, (which we refer to as our Senior Preferred) to the United States Department of the Treasury in a private placement transaction that closed on February 27, 2009, as part of the Troubled Assets Relief Program Capital Purchase Program. In the same transaction, we issued to the United States Department of the Treasury a warrant (which we refer to as the Warrant) to purchase 513,113 shares of our common stock.

The Senior Preferred pays cumulative dividends at the rate of 5.00% of the liquidation preference per year, payable on February 15, May 15, August 15 and November 15 of each year, in arrears, until, but excluding, February 15, 2014, and from that date thereafter at the rate of 9.00% of the liquidation preference per year. The term of the Senior Preferred is perpetual. Except as provided in that certain Side Letter Agreement filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed on March 5, 2009 (incorporated herein by reference), we may not redeem the Senior Preferred prior to February 15, 2012, unless we redeem the Senior Preferred with the proceeds of an offering of perpetual preferred stock or common stock that (1) qualifies as Tier 1 Capital for bank regulatory purposes and (2) results in gross proceeds to us of not less than $7,500,000. Any redemption of the Senior Preferred will be at $1,000 per share plus any accrued and unpaid dividends and shall be subject to the approval of our primary federal banking regulator, the Board of Governors of the Federal Reserve System.

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The Senior Preferred ranks senior to our common stock. We have no other series of preferred stock outstanding. Shares of the Senior Preferred generally do not have voting rights. The Senior Preferred and the Warrant are not listed on any national securities exchange. Pursuant to a registration rights agreement, we have agreed to file the shelf registration statement of which this prospectus is part, permitting the resale of the Senior Preferred, the Warrant and the common stock issuable upon the exercise of the Warrant.

The selling securityholder identified in this prospectus may offer from time to time up to 30,000 shares of the Senior Preferred, all or any portion of the Warrant and up to 513,113 shares of common stock issuable upon exercise of the Warrant. In addition, First M&F may sell the Common Stock described in this prospectus in one or more offerings up to a total amount of 3,834,307 shares of Common Stock. The Senior Preferred, the Warrant, the shares of Common Stock issuable upon exercise of the Warrant, and Common Stock offered by First M&F may be offered in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution” on page 21 for more information on the methods of sale.

This prospectus covers resales by the selling securityholder of the Senior Preferred, the Warrant and the shares of common stock issuable upon exercise of the Warrant. We will not receive any of the proceeds from the sale by the selling securityholder of the Senior Preferred, the Warrant and the shares of common stock issuable upon exercise of the Warrant.

This prospectus also covers sales by First M&F of the Common Stock described in this prospectus in one or more offerings up to a total amount of 3,834,307 shares. With respect to First M&F’s sale of the Common Stock, unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the offered securities will be used as described under “Use of Proceeds” on page 8 below.

First M&F Corporation common stock is listed on the NASDAQ Global Select Market under the symbol “FMFC”. On March 16, 2009, the last reported sale price of First M&F Corporation common stock on the NASDAQ Global Select Market was $5.40 per share.

If the selling securityholder or we sell our securities through agents or underwriters, we will include their names and the fees, commissions and discounts they will receive, as well as the net proceeds to us, in the applicable prospectus supplement.

Investing in our securities involves risks. You should read this entire prospectus and any applicable prospectus supplement carefully before you make your investment decision. Please carefully consider the “Risk Factors” beginning on page 4 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 20, 2009.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf registration statement, the selling securityholder may, from time to time, sell the offered securities described in this prospectus in one or more offerings. We will not receive any proceeds from the resale by such selling securityholder of the offered securities described in this prospectus. In addition, under the shelf registration statement, First M&F may offer from time to time the Common Stock described in this prospectus in one or more offerings up to a total amount of 3,834,307 shares.

Additionally, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by one or more selling securityholders. We may also provide a prospectus supplement to add, update or change information contained in this prospectus.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the shelf registration statement. We have omitted parts of the shelf registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the shelf registration statement on Form S-3 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC rules and regulations require that an agreement or document be filed as an exhibit to the shelf registration statement, please see that agreement or document for a complete description of these matters.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. No offer to sell these securities is being made in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and, if applicable, any prospectus supplement or any document incorporated by reference in this prospectus or any prospectus supplement, is accurate as of any date other than the date on the front cover of this prospectus or on the front cover of the applicable prospectus supplement or documents or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

You should read both this prospectus and any prospectus supplement together with the additional information described under the caption “Where You Can Find More Information” in this prospectus.

In this prospectus, “First M&F,” “we,” “our,” “ours,” and “us” refer to FIRST M&F CORPORATION, which is a one-bank holding company headquartered in Kosciusko, Mississippi, and its subsidiaries on a consolidated basis, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are a public company and file proxy statements and annual, quarterly and current reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (www.sec.gov).

INCORPORATION OF INFORMATION BY REFERENCE

We incorporate into this prospectus information contained in documents which we file with the Securities and Exchange Commission. We are disclosing important information to you by referring you to those documents. The information which we incorporate by reference is an important part of this prospectus, and certain information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

     o   annual report on Form 10-K for the year ended December 31, 2008, filed on March 11, 2009;

     o   quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2008, filed on
         May 9, August 8 and November 7, 2008, respectively;

     o   current reports on Form 8-K, filed on January 22, 2009, February 18, 2009, March 5, 2009, and Form 8-K/A
         filed on March 16, 2009; and

     o   the description of our common stock in our registration of the common stock under Section 12 of the
         Exchange Act.

You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to any of these reports, free of charge on the SEC’s website. Information contained on, or that can be accessed through, our website is not part of this prospectus.

In addition, we will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to Corporate Secretary, FIRST M&F CORPORATION, 134 W. Washington Street, Kosciusko, Mississippi 39090, or call (662) 289-5121.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus and the documents incorporated herein are not statements of historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements include, but are not limited to, statements relating to anticipated future operating and financial performance measures, including net interest margin, credit quality, business initiatives, growth opportunities and growth rates, among other things and encompass any estimate, prediction, expectation, projection, opinion, anticipation, outlook or statement of belief included therein as well as the management assumptions underlying these forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of the events described under the caption “Risk Factors” beginning on page 4 of this prospectus and in the information incorporated by reference, could have an adverse effect on our business, results of operations and financial condition. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Risks that could cause actual results to differ materially from current expectations of Management include, but are not limited to, changes in the level of nonperforming assets and charge-offs, local, state and national economic and market conditions, including the extent and duration of the current volatility in the credit and financial markets, changes in our ability to measure the fair value of assets in our portfolio, material changes in the level and/or volatility of market interest rates, the performance and demand for the products and services we offer, including the level and timing of withdrawals from our deposit accounts, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, our ability to attract non-interest bearing deposits and other low-cost funds, competition in loan and deposit pricing, as well as the entry of new competitors into our markets through de novo expansion and acquisitions, economic conditions and monetary and other governmental actions designed to address the level and volatility of interest rates and the volatility of securities, currency and other markets, the enactment of legislation and changes in existing regulations, or enforcement practices, or the adoption of new regulations, changes in accounting standards and practices, including changes in the interpretation of existing standards, that effect our consolidated financial statements, changes in consumer spending, borrowings and savings habits, technological changes, changes in the financial performance or condition of First M&F’s borrowers, changes in First M&F’s ability to control expenses, changes in First M&F’s compensation and benefit plans, greater than expected costs or difficulties related to the integration of new products and lines of business, natural disasters, acts of war or terrorism and other risks described in First M&F’s filings with the Securities and Exchange Commission.

Although Management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. First M&F undertakes no obligation to update or revise any of this information, whether as the result of new information, future events or developments or otherwise.

RISK FACTORS

The Company faces various risks that are inherent to our business such as credit, legal, market, operational, liquidity and regulatory risks. The following factors could affect the performance and operating results of the Company and its subsidiary.

The Company may be vulnerable to certain sectors of the economy.

     o   The economy slowed significantly during 2008 as a freeze-up in the credit markets and the continuing effects of sub-prime mortgage losses made a dramatic impact on consumer spending, housing sales and prices, manufacturing activity, unemployment and interest rates. The direct effect of this on the Company was a decrease in the ability of customers in the construction and development industry to continue to move properties onto the market to provide cash flows for loan payments. These cash flow difficulties resulted in increased net loan losses and a significant increase in the allowance for loan losses.

     o   With 85% of the loan portfolio made up of real estate secured loans, the Company has a significant concentration risk. As the real estate related sectors of the economy continue to slow down, the Company will be under increased pressure to allocate resources to working out problem loans and foreclosed properties. These workout situations could take longer and even become worse as the supply of properties on the market exceeds the demand. This supply/demand imbalance could also result in further losses.

     o   The freezing of credit markets also resulted in a loss of demand in the marketplace for certain asset-backed securities. This lack of liquidity, resulting in very few, and in some cases no transactions negatively affected the market for collateralized debt obligations. The
         Company has certain collateralized debt obligations that are secured by trust preferred securities that have market value losses even while the underlying collateral securities are being paid. Moody's has also downgraded these securities to below investment grade status.
         With further deterioration the Company could be faced with other-than-temporary impairments that would require direct write-offs against earnings.

     o   A continued slowing of the economy and rising unemployment may affect the ability of the Company's customers to make timely loan payments, or may cause customers to use up deposit balances, thereby causing a strain on the Company's liquidity.

     o   The slowdown in housing sales and continued pressure on housing prices has reduced mortgage originations. This has resulted in lower mortgage revenues. However, the Federal Reserve has made successful efforts to reduce mortgage rates, which may improve mortgage originations.

The Company is subject to interest rate risk.

     o   The Federal Reserve Board's Federal Open Market Committee has been using interest rate policy to try to stimulate the economy. The Federal Reserve has also used targeted lending programs to commercial and investment banks to provide liquidity to financial markets and has begun to acquire securities as a means of providing targeted market liquidity. General interest rates are at historical lows. However, the amount of liquidity provided by the Federal Reserve, coupled by stimulation programs that may be passed by Congress, could result in a severe inflationary scenario in the future if unchecked.

     o   A much steeper than anticipated increase in interest rates or a steep decline in those rates over a short period of time could cause the Company's net interest margins to decrease, thereby decreasing net interest revenues.

Certain changes in interest rates, inflation, deflation or the financial markets could affect demand for the
Company's products and the Company's ability to deliver products efficiently.

     o   Mortgage originations, and therefore mortgage revenues, would be hurt by steeply rising interest rates.

     o   A poor stock market could reduce brokerage transactions, therefore reducing investment brokerage revenues.

     o   An unanticipated increase in inflation could cause the Company's operating costs related to salaries, technology, supplies and property taxes to increase.

The Company is subject to various litigation risks.

     o   Unfavorable judgments in ongoing litigation may result in additional expenses.

Weather-related and other natural disasters could affect the Company's ability to operate as well as the revenues of the insurance agencies.

     o   Natural disasters could interrupt the ability of the Company to conduct business and could restrict our customers' ability to generate cash flows, causing loan losses and losses of revenues.

     o   Unanticipated catastrophic events could result in unusual loss claims that would reduce or eliminate the profit sharing revenues of the insurance agencies. Such claims may also affect the availability of insurance products for certain classes of customers, thereby reducing commission revenues available to the agencies.

The Company is subject to competition from various sources.

     o   Unforeseen new competition from outside the traditional financial services industry could constrain the
         Company's ability to price its products profitably.

The Company may terminate its pension plan within the next ten years.

     o   Investments in the portfolio of the Company's pension plan may not provide adequate returns to fund plan termination obligations, thus causing higher annual plan expenses and requiring additional contributions by the Company. Consistent with most managed funds, the Company's pension plan portfolio sustained losses during 2008. Therefore, the Company may need to increase contributions until a market recovery occurs.

The Company relies on the financial markets to provide needed capital.

     o   The Company's stock is listed and traded on the NASDAQ Global Select Market. The Company depends on the liquidity of the NASDAQ Global Select Market to raise equity capital. If the market should fail to operate, the Company may be severely constrained in raising capital.

     o   The Company has analyst coverage, and therefore, downgrades in the Company's prospects by an analyst may cause the Company's stock price to fall and prevent the Company from being able to access the markets for additional capital.

The Company is subject to regulation by various entities.

     o   The Company is subject to the regulations of the Securities Exchange Commission (SEC), the Federal
         Reserve Board, the Federal Deposit Insurance Corporation, the Mississippi Department of Banking
         and Consumer Finance, and the Mississippi Department of Insurance. New regulations issued by these agencies may adversely affect the Company's ability to carry on its business activities.

     o   The Company is subject to Federal and state laws and regulations such as labor, tax and environmental laws and regulations. Changes in these laws and regulations may adversely affect the Company's operations or result in unanticipated penalties or other costs.

     o   The Company is subject to the accounting rules and regulations of the SEC and the Financial Accounting
         Standards Board. The Company    may become subject to accounting rules that adversely affect the reported financial position or results of operations of the Company, or that require extraordinary efforts and additional costs to implement.

The Company engages in acquisitions of other businesses.

     o   The Company considers acquisitions of other banks and other types of related businesses as opportunities arise. The Company must raise capital for any future acquisitions. If the Company's stock price is unattractive, then the Company may not be able to enter into a share exchange or will have to do so at a disadvantageous exchange ratio. This could cause undesirable dilution to the existing shareholders. If the Company finances acquisitions with cash, then the acquired company will need to produce sufficient cash flows to repay the debt incurred. Otherwise, the
         Company could experience financial distress or may be unable to meet its regulatory capital ratio requirements.

     o   Acquisitions also may result in customer and employee turnover, thus increasing the cost of operating the new businesses. Legal contingencies, related to the acquired companies, beyond those that the Company is aware of could arise, causing unexpected costs.

The Company is participating in the U.S. Treasury's Capital Purchase Program.

     o   The Company was approved for up to $40 million in funding under the Capital Purchase Program. The
         Company raised $30 million in funding in exchange for preferred stock and common stock warrants during the first quarter of 2009. Participation in this program will constrain the Company's ability to raise dividends and repurchase equity securities and will also place certain constraints on executive compensation arrangements. The increased funding will allow the
         Company to take advantage of any improvements in the business environment to expand its footprint, add new product lines or engage in balance sheet management strategies.

There Can be no Assurance that either the Emergency Economic Stabilization Act of 2008 or the America Recovery and Reinvestment Act of 2009 Will Help Stabilize the U.S. Financial System.

On Oct. 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act of 2008 (EESA) in response to the current crisis in the financial sector. Also, on February 17, 2009, President Obama signed into law the America Reinvestment and Recovery Act of 2009 (“ARRA”). ARRA contains expansive new restrictions on executive compensation for financial institutions and other companies participating in the CPP. The U.S. Department of the Treasury and banking regulators are implementing a number of programs under this legislation to address capital and liquidity issues in the banking system. There can be no assurance, however, as to the actual impact that the EESA and/or the ARRA will have on the financial markets, including the extreme levels of volatility and limited credit availability currently being experienced. The failure of the EESA or ARRA to help stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect First M&F’s business, financial condition, results of operations, access to credit or the trading price of First M&F’s common stock.

First M&F’s Issuance of Securities to the United States Treasury May Limit our Ability to Return Capital to our Stockholders and is Slightly Dilutive to the Holders of our Common Stock.

In connection with our sale of $30 million of Senior Preferred to Treasury, First M&F also issued to Treasury a warrant to purchase approximately 513,113 shares of our common stock. The terms of the transaction with Treasury will result in limitations on our ability to pay dividends and repurchase our shares. Until February 27, 2012 or until Treasury no longer holds any shares of the Senior Preferred, First M&F will not be able to increase dividends above current levels ($0.13 per share of common stock on a quarterly basis) nor repurchase any of our shares without Treasury approval, with limited exceptions, most significantly purchases in connection with benefit plans. In addition, we will not be able to pay any dividends at all on our common stock unless we are current on our dividend payments on the Senior Preferred. These restrictions, as well as the slightly dilutive impact of the warrant, may have a negative effect on the market price of our common stock.

Unless First M&F is able to redeem the Senior Preferred prior to February 15, 2014, the cost of this capital will increase substantially on that date, from 5.00% (approximately $1.5 million annually) to 9.00% (approximately $2.7 million annually). Depending on our financial condition at the time, this increase in dividends on the Senior Preferred could have a negative effect on our liquidity.

First M&F May be Required to Pay Significantly Higher Federal Deposit Insurance Corporation (FDIC) Premiums in the Future.

Recent insured institution failures, as well as deterioration in banking and economic conditions, have significantly increased FDIC loss provisions, resulting in a decline in the designated reserve ratio to historical lows. The FDIC expects a higher rate of insured institution failures in the next few years compared to recent years; thus, the reserve ratio may continue to decline. In addition, EESA temporarily increased the limit on FDIC coverage to $250,000 through December 31, 2009. These developments will cause the premiums assessed to us by the FDIC to increase.

Based on existing regulations, the FDIC must establish and implement a restoration plan to restore the reserve ratio to 1.15 percent (based on a limit on FDIC coverage to $100,000 per account). Absent extraordinary circumstances, the reserve ratio must be restored to 1.15 percent within five years. As a result, the FDIC has adopted a restoration plan which will require an increase to the assessment rates it currently charges. Under the present proposed regulations, First M&F’s assessment rate will increase from 5 to 7 basis points per $100 of deposits to approximately 10 to 14 basis points beginning in 2009. However, at the time of the issuance of the final rule the FDIC may need to set a higher base rate schedule based on information available at that time, including any intervening institution failures and updated failure and loss projections. Potentially higher FDIC assessment rates than those currently projected could have an adverse impact on First M&F’s results of operations.

There may be limitations on recovery by investors due to the lack of consent in this Registration Statement of the Company’s auditor for the years ended December 31, 2007 and December 31, 2006.

The auditor of First M&F’s financial statements has not permitted use of its reports in this registration statement for the years ended December 31, 2007 and December 31, 2006. Therefore, with respect to transactions in the Company’s’ securities pursuant to this registration statement that are made on or after the date this registration statement is filed with the Securities and Exchange Commission, the auditor will not have any liability under Section 11(a) of the Securities Act of 1933 for any untrue statements of a material fact contained in the Company’s financial statements audited by the auditor or for any omission to state a material fact required to be stated in those financial statements and thus no claim could be asserted against the auditor under Section 11(a) of the Securities Act. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including the Company’s officers and directors, may still rely on the original audit report(s) for such years as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Senior Preferred, the Warrant or the shares of common stock for which the Warrant is exercisable offered by this prospectus or any accompanying prospectus supplement. See “Selling Securityholder” below.

First M&F may sell the Common Stock described in this prospectus in one or more offerings up to a total amount of 3,834,307 shares. With respect to our sale of the Common Stock, unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the offered securities will be added to our general funds and may be used to:

     o   redeem or repurchase outstanding securities, including but not limited to the Senior Preferred, the
         Warrant, and Common Stock underlying the Warrant;

     o   repay outstanding debt;

     o   finance acquisitions of companies and other assets; and

     o   provide working capital.

We may conduct concurrent or additional financings at any time. Pending such uses, we may invest the net proceeds in short term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods indicated:

                              Ratio of Earnings to Fixed Charges
                                    As of December 31, 2008

                                                                               Years Ended December 31
                                                              2008         2007        2006         2005          2004
                                                           ------------ ----------- ------------ ------------ --------------
Excluding Interest on Deposits                               0.92x        2.56x       2.75x        4.19x         3.48x
Including Interest on Deposits                               0.98x        1.43x       1.50x        1.79x         1.81x

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For purposes of computing our ratio of earnings to fixed charges, earnings consist of net income before extraordinary items plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, consist of interest expense on federal funds purchased and securities sold under repurchase agreements and other interest expense (other than on deposits). Fixed charges, including interest on deposits, consist of interest expense on federal funds purchased and securities sold under repurchase agreements and all other interest expense.

We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we have not paid any preferred stock dividends for the periods indicated in the table above.

DESCRIPTION OF COMMON STOCK

The following summary is not complete. You should refer to the applicable provisions of our articles of incorporation, as amended, a copy of which has been filed with the SEC and is incorporated by reference into the registration statement of which this prospectus is a part, as well as to the Mississippi Business Corporation Act, for a complete statement of the terms and rights of the common stock.

The amended Articles of Incorporation (the “Articles”) of First M&F authorize the issuance of 15,000,000 shares of Common Stock, par value $5.00 per share. On January 31, 2009, there were 9,063,346 shares of Common Stock outstanding. The common stock is listed on the NASDAQ Global Select Market. Its symbol is “FMFC.”

Dividend Rights

The holders of Common Stock are entitled to receive such dividends as may be declared, from time to time, by the Board of Directors out of funds legally available therefor. Substantially all of the funds available to the Company for payment of dividends on the Common Stock are derived from dividends paid by the Bank. The payment of dividends by the Company is subject to the restrictions of Mississippi law applicable to the declaration of dividends by a business corporation. Under such provisions, no distribution may be made if, after giving it effect (1) the Company would not be able to pay its debts as they become due in the usual course of business; or (2) the Company’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distributions.

Prior to February 27, 2012, unless First M&F has redeemed the Senior Preferred or the United States Department of the Treasury (“Treasury”) has transferred all of its shares of the Senior Preferred to a third party, the consent of Treasury will be required for First M&F to (i) declare or pay any dividend or make any distribution on its common stock (other than regular quarterly cash dividends of not more than $0.13 per share of common stock) or (ii) redeem, purchase or acquire any shares of its common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the purchase agreement for the Senior Preferred, a copy of which has been filed with the SEC and is incorporated by reference into the registration statement of which this prospectus is a part.

Voting Rights

The holders of the Company’s Common Stock are entitled to one vote for each share of Common Stock held. Holders of Common Stock have cumulative voting rights in the election of directors. Under the Mississippi Business Corporation Act, an affirmative vote of the majority of the shareholders present at a meeting is sufficient in order to take most shareholder actions. Certain extraordinary actions, such as mergers and share exchanges, require the affirmative vote of a majority of the shares entitled to vote.

Liquidation Rights

In the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of Common Stock will be entitled to share ratably in any of the net assets or funds which are available for distribution to stockholders after the satisfaction of all liabilities or after adequate provision is made therefor and after payment of any preferences on liquidation of preferred stock, if any.

Preemptive Rights

The holders of Common Stock do not have any preemptive or preferential right to purchase or to subscribe for any additional shares of Common Stock that may be issued.

Fully Paid and Nonassessable

The shares of Common Stock presently outstanding are, and those shares of Common Stock to be issued in connection with the Offering will be when issued, fully paid and nonassessable. Such shares do not have any redemption provisions.

Cumulative Voting

The Company’s Bylaws provide that in the election of directors, each shareholder entitled to vote has the right to vote in person or by proxy the number of shares owned by him for as many persons as there are directors to be elected for whose election he has a right to vote, or to cumulate his votes by giving one candidate as many votes as the number of such directors multiplied by the number of his shares shall equal, or by distributing such votes on the same principle among any number of candidates.

Indemnification of Directors, Officers and Employees

The Company’s Articles and Bylaws provide for indemnification by the Company, to the fullest extent permitted by the Mississippi BCA, of directors, officers, employees and agents for expenses, judgments, fines and amounts paid in settlement by such persons.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The registered transfer agent and registrar for the Common Stock is Registrar and Transfer Company, Cranford, New Jersey.

Changes in Control

Certain provisions of the Company’s Articles and Bylaws may have the effect of preventing, discouraging or delaying any change in the control of the Company. The classification of the Board of Directors would delay any attempt by dissatisfied stockholders or anyone who obtains a controlling interest in the Common Stock to elect a new Board of Directors. The classes serve staggered three year terms so that one-third of the directors are elected each year. These staggered terms of service may make it more difficult for the Company’s stockholders to effect a change in the majority of the Company’s directors, because replacement of a majority of the directors will normally require two annual meetings of stockholders. Accordingly, this provision also may have the effect of discouraging hostile attempts to gain control of the Company.

The Articles contain in Article Nine provisions regarding the vote required to approve certain business combinations or other significant corporate transactions involving the Company and a substantial stockholder. Mississippi law generally requires the affirmative vote of the holders of a majority of shares entitled to vote at a meeting to approve a merger, consolidation or dissolution of the Company or a disposition of all or substantially all of the Company’s assets. The Articles require the affirmative vote of 80% of the total number of votes entitled to be cast to approve these and other significant corporate transactions (“business combinations”) if an “Interested Stockholder” (as defined) is a party to the transaction or its percentage equity interest in the Company will be increased by the transaction. A majority of the “Continuing Directors” (as defined) of the Board of Directors may, in all such cases, determine not to require such 80% affirmative vote. The required 80% approval of any such business combination includes all votes entitled to be cast with respect to voting shares not beneficially owned by any Interested Stockholder. In addition, such 80% affirmative vote will not be required if certain price criteria and procedural requirements are satisfied.

An “Interested Stockholder” generally is defined under Article Nine as the “beneficial owner” of 10% or more of the outstanding shares of stock of the Company entitled to vote generally in the election of directors (“voting shares”). “Beneficial ownership” generally is defined in accordance with the definition of beneficial ownership in Rule 13d-3 under the Securities Exchange Act of 1934 and includes all shares to which the Interested Stockholder in question has sole or shared voting or investment power. However, for purposes of Article Nine, an Interested Stockholder is also deemed to own beneficially shares owned, directly or indirectly, by an “Affiliate” or “Associate” (each as defined in paragraph (C)(7) of Article Nine) of the Interested Stockholder, as well as (1) shares of which it or any such Affiliate or Associate has a right to acquire, (2) shares issuable upon the exercise of options or rights, or upon conversion of convertible securities, held by the Substantial Stockholder and (3) shares beneficially owned by any other person with whom the Substantial Stockholder or any of his Affiliates or Associates acts as a partnership, syndicate or other group pursuant to an agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the Company.

A “business combination” subject to Article Nine includes: a merger or consolidation involving the Company or any of its subsidiaries and an Interested Stockholder; a sale, lease or other disposition of a “substantial part” of the assets of the Company or any of its subsidiaries (that is, assets constituting in excess of 5% of the book value of the total consolidated assets of the Company) to an Interested Stockholder; an issuance of equity securities of the Company or any of its subsidiaries to an Interested Stockholder for consideration aggregating 5% of the shareholders’ equity; a liquidation or dissolution of the Company (if, as of the record date for the determination of stockholders entitled to vote with respect thereto, any person is an Interested Stockholder); and a reclassification or recapitalization of securities (including any reverse stock split) of the Company or any of its subsidiaries or a reorganization, in any case having the effect, directly or indirectly, of increasing the percentage interest of an Interested Stockholder in any class of equity securities of the Company or such subsidiary.

A “Continuing Director” is defined as one serving as a director, or one elected or appointed prior to the time the Interested Stockholder in question acquires such status, or one designated as a Continuing Director (prior to his initial election or appointment) by a majority of the whole Board of Directors, but only if a majority of the whole Board shall then consist of Continuing Directors, by a majority of the then Continuing Directors.

Under those circumstances in which Article Nine would apply, a minority of the Company’s stockholders may prevent the consummation of a transaction favored by a majority of stockholders. As a practical matter, the requirement of an 80% vote may also mean that the type of business combination to which Article Nine is addressed might not be accomplished by the controlling entity while there remains any widely dispersed public market in the Company’s voting shares. All directors and officers as a group may be deemed to beneficially own, as of January 31, 2009, approximately 21.36% of the outstanding Common Stock, excluding shares to which beneficial ownership is disclaimed. Thus, management and these persons could themselves, by failing to vote, defeat such a proposed transaction. Article Nine may deter unsolicited tender offers for the Company, even if such tender offers are favored by and beneficial to the holders of a majority of the Company’s shares. The Board of Directors has no knowledge of any proposed tender offer for the Company or other acquisition offer.

Article Nine may not be amended or repealed without the affirmative vote of 80% or more of the votes entitled to be cast by all holders of voting shares (which 80% vote must also include the affirmative vote of a majority of the votes entitled to be cast by all holders of voting shares not beneficially owned by any Interested Stockholder).

Article Seven of the Articles provides that the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by Bylaw adopted by a majority of the Board of Directors (but in no event less than nine). This provision enables the Board of Directors to increase the size of the Board during the period between annual meetings of stockholders to accommodate the inclusion of persons it concludes would be valuable additions to the Board. It also enables the Board to decrease the number of directorships in order to respond to circumstances under which the Board deems a lower number of directors to be desirable, such as when a director unexpectedly dies or resigns and a qualified candidate to replace the departing director is not immediately available. It should be noted that, under the Mississippi BCA, the Board may only increase or decrease by 80% or less the number of directors last approved by the stockholders; the stockholders must approve any proposal by the Board to increase or decrease by more than 30% the number of directors last approved by the stockholders.

Article Seven of the Articles also provides that (1) vacancies occurring on the Board of Directors may be filled only by the shareholders at an Annual Meeting, (2) directors may be removed with or without cause only by the holders of 80% of the shares eligible to vote and no individual director may be removed if the number of votes cast against removal would be sufficient to elect the director if such shares were voted cumulatively, and (3) Article Seven may not be amended or repealed without the approval of the holders of 80% of the outstanding Common Stock.

These provisions may have the effect of making it more difficult for stockholders to replace or add directors, or to otherwise influence actions taken by directors, which may discourage attempts to acquire control of the Company which may (or may not) be in the best interests of the majority of the stockholders.

DESCRIPTION OF PREFERRED STOCK

First M&F’s Articles of Incorporation, as amended, authorize the Company to issue 500,000 shares of Class A voting preferred stock, no par value, and 1,000,000 shares of Class B non-voting preferred stock, no par value. The shares of each class of preferred stock may be issued from time to time by the Board of Directors in one or more series, and the variations, relative rights and preferences as between different series of each class may be fixed and determined by resolution of the Board of Directors with respect to the rate of dividend, redemption, liquidation payments, sinking fund provisions and conversion. No preferred shares are currently issued and outstanding, other than the 30,000 shares of our Senior Preferred.

These paragraphs are a summary, and do not completely describe the terms and provisions of the Senior Preferred. For the complete provisions, we refer you to our articles of incorporation, as amended, including the Certificate of Designations for the Senior Preferred, copies of which have been filed with the SEC and which are incorporated by reference into the registration statement of which this prospectus is a part.

General

The Senior Preferred are validly issued, fully paid and non-assessable. Each share of the Senior Preferred has a liquidation value of $1,000. As of the date of this prospectus, the Senior Preferred are not listed on any securities exchange. The rights of the holders of preferred stock will be subordinate to those of our general creditors. The Senior Preferred is currently held by the selling securityholder as a physical stock certificate; however, First M&F has agreed to transfer the certificate into book-entry form if requested by the holder or holders of the Senior Preferred.

Rank

The Senior Preferred will rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up of our affairs, senior to our common stock and in parity with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Dividends

First M&F will pay the record holders of the Senior Preferred, when, as and if declared by our board of directors, cumulative cash dividends at an annual rate of $50.00 per Senior Preferred share each year, which is equivalent to 5.00% of the $1,000 liquidation preference per Senior Preferred share, until, but excluding, February 15, 2014, and from that date thereafter at an annual rate of $90.00 per Senior Preferred share each year, which is equivalent to 9.00% of the $1,000 liquidation preference per Senior Preferred share. Dividends will only be payable out of the assets legally available therefore. Dividends will be cumulative from and including the date of First M&F’s original issue of the Senior Preferred and will be payable quarterly in arrears on the 15th day of February, May, August and November of each year or, if not a business day, the next succeeding business day. Dividends payable on the Senior Preferred on any date prior to the end of a dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to record holders of Senior Preferred as they appear in our records at the close of business on the applicable record date, which will be the 15th calendar day immediately preceding such dividend payment date or such other record date fixed by the board of directors that is not more than 60 days nor less than 10 days before such dividend payment date.

In the event that any dividend payment or payments on the Senior Preferred are in arrears at any time, cumulative cash dividends at the annual rate then in effect for dividend payments on the Senior Preferred shall be payable as and if declared by our board of directors and out of the assets legally available therefore, on all such accrued and unpaid dividends.

Notwithstanding the foregoing, dividends on the Senior Preferred will accrue whether or not First M&F has earnings, whether or not there are funds legally available for the payment of those dividends, and whether or not those dividends are declared. Accrued but unpaid dividends on the Senior Preferred will accumulate as of the due date for the dividend payment on which they first become payable. Except as described in the next paragraph, First M&F will not declare or pay or set apart for payment dividends on any common shares or shares of any other series of preferred stock ranking, as to dividends, on a parity with or junior to the Senior Preferred (other than a dividend paid solely in shares of common stock) for any period, nor will First M&F or any of our subsidiaries directly or indirectly, purchase, redeem or otherwise acquire for consideration any common shares or shares of any other series of preferred stock ranking, as to dividends, on a parity with or junior to the Senior Preferred, unless full cumulative dividends on the Senior Preferred (including dividends on any such unpaid amounts) for all past dividend periods and the then current dividend period have been or are contemporaneously (a) declared and paid in full or (b) declared and a sum sufficient to pay them in cash is set apart for payment.

When First M&F does not pay dividends in full (or First M&F does not set apart a sum sufficient to pay them in full) upon the Senior Preferred and the shares of any other series of preferred stock ranking on a parity as to dividends with the Senior Preferred, First M&F will declare any dividends upon the Senior Preferred and any other series of preferred shares ranking on a parity as to dividends with the Senior Preferred proportionately so that the dividends declared per share of Senior Preferred (including dividends on any such unpaid amounts) and those other series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on the Senior Preferred and those other series of preferred stock (which will not include any accrual in respect of unpaid dividends on such other series of preferred stock for prior dividend periods if those other series of preferred stock do not have cumulative dividends) bear to each other. If the board of directors or a duly authorized committee of the board of directors determines not to pay any dividend or a full dividend on a dividend payment date, First M&F will provide written notice to the holders of the Senior Preferred prior to the dividend payment date.

Liquidation

Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, the record holders of the Senior Preferred will be entitled to be paid out of our assets or proceeds therefore legally available for distribution to our stockholders, subject to the rights of any of our creditors, a liquidation preference of $1,000 per Senior Preferred share, plus an amount equal to any accrued and unpaid dividends, whether or not declared, (including dividends on any such unpaid amounts) to the date of payment, before any dividend or payment may be made to holders of our common stock or any other class or series of our capital stock ranking junior to the Senior Preferred as to liquidation rights.

If, upon our voluntary or involuntary liquidation, dissolution or winding up of our affairs, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Senior Preferred and the corresponding amounts payable on all other classes or series of our capital stock ranking on a parity with the Senior Preferred as to liquidation rights, then the record holders of the Senior Preferred and all other classes or series of capital stock of that kind will share proportionately in any such distribution of assets in proportion to the full respective liquidating distributions to which they would otherwise be entitled.

After payment of the full amount of the liquidating distributions to which they are entitled, such record holders will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation or other entity will not be deemed to constitute our liquidation, dissolution or winding-up of our affairs.

Redemption

Except as provided below, the Senior Preferred are not redeemable before February 15, 2012. On or after February 15, 2012, First M&F may, at its option upon written notice, subject to the approval of its primary federal banking regulator, the Board of Governors of the Federal Reserve System, redeem the Senior Preferred, in whole or in part, at any time or from time to time, out of funds legally available therefore, for cash at a redemption price equal to the sum of (i) $1,000 per share of Senior Preferred, and (ii) any accrued and unpaid dividends up to and including the date fixed for redemption (except as provided in the immediately following sentence), including any dividends on any such unpaid dividends. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record on such dividend record date of the redeemed shares of Senior Preferred. If the Senior Preferred is then held in certificated form, record holders of certificates representing the Senior Preferred to be redeemed will surrender such certificates at the place designated in the notice of redemption and will be entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption following surrender of the certificates.

Prior to February 15, 2012, First M&F may, at its option, upon written notice, subject to the approval of its primary federal banking regulator, the Board of Governors of the Federal Reserve System, redeem the Senior Preferred, in whole or in part, at any time or from time to time, out of funds legally available therefore, for cash at a redemption price equal to the sum of (i) $1,000 per share of Senior Preferred, and (ii) any accrued and unpaid dividends up to and including the date fixed for redemption (except as provided in the immediately following sentence), including any dividends on any such unpaid dividends, provided that, subject to the terms of that certain Side Letter Agreement dated February 27, 2009 (filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed on March 5, 2009 and incorporated herein by reference): (x) any such redemption prior to February 15, 2012 may only occur if First M&F shall have received aggregate gross proceeds of not less than $7,500,000 from one or more “qualified equity offerings” (as defined below), and (y) the aggregate redemption price of the Senior Preferred redeemed prior to February 15, 2012 may not exceed the aggregate net cash proceeds received by First M&F from such qualified equity offerings. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record on such dividend record date of the redeemed shares of Senior Preferred. If the Senior Preferred is then held in certificated form, record holders of certificates representing the Senior Preferred to be redeemed will surrender such certificates at the place designated in the notice of redemption and will be entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption following surrender of the certificates. A qualified equity offering means the sale and issuance for cash by First M&F to persons other than First M&F (or any of its subsidiaries) of shares of perpetual preferred stock, common stock or any combination of such stock that, in each case, qualify as and may be included in Tier 1 capital of First M&F at the time of issuance under the applicable risk-based capital guidelines of the Board of Governors of the Federal Reserve System.

If notice of redemption of any Senior Preferred has been given and if First M&F has set aside in trust the funds necessary for the redemption for the benefit of the record holders of Senior Preferred so called for redemption, then from and after the redemption date dividends will cease to accrue on the Senior Preferred and such Senior Preferred will no longer be deemed outstanding and all rights of the holders of such Senior Preferred will terminate, except for the right to receive the redemption price plus any accrued and unpaid dividends payable upon the redemption. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to First M&F, after which time the holders of the shares so called for redemption shall look only to First M&F for payment of the redemption price of such shares.

Notice of redemption shall be sent by first class mail to the holders of record of the shares of Senior Preferred to be redeemed not less than 30 nor more than 60 days before the date of redemption, or, if shares of Senior Preferred are issued in book-entry form through The Depository Trust Corporation or any similar facility, notice may be given at such time and in any manner permitted by such facility.

The Senior Preferred has no stated maturity and is not subject to any sinking fund or mandatory redemption. Holders of the Senior Preferred have no right to require redemption or repurchase of any shares of the Senior Preferred.

Conversion

Holders of our Senior Preferred have no right to exchange or convert such shares into any other securities.

Voting Rights

Holders of Senior Preferred will generally have no voting rights, except as provided by applicable law and as described below.

Whenever no dividends are paid on the Senior Preferred for six or more quarterly periods (whether or not consecutive), the size of our board of directors will be increased automatically by two directors, and holders of the Senior Preferred, voting together as a class with the holders of all other classes or series of our capital stock upon which like voting rights have been conferred and are exercisable (herein referred to as voting parity stock), will be entitled to elect two additional directors to our board of directors at the next annual meeting (or at a special meeting called for the purpose of electing preferred stock directors prior to the next annual meeting) and each subsequent annual meeting until all of the accrued and unpaid dividends on the Senior Preferred (including any dividends on any such unpaid dividends) for the past dividend periods and the then current dividend period have been declared and fully paid. A vacancy in the office of one of the additional preferred directors may be filled by written consent of the other additional preferred director who remains in office.

The affirmative vote or consent of the holders of two-thirds of the outstanding Senior Preferred, voting separately as a single class, will be required to (i) authorize or create, or increase the authorized or issued amount of, or any issuance of, any shares or securities convertible into, exchangeable for or exercisable for any class or series of capital stock ranking senior to the Senior Preferred with respect to either or both of the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up; (ii) amend, alter or repeal the provisions of our articles of incorporation or the articles of amendment (including the Certificate of Designations) that established the Senior Preferred, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Senior Preferred; or (iii) to consummate a binding share exchange or reclassification involving the Senior Preferred, or of a merger or consolidation of First M&F with another corporation or other entity, unless in each case (x) the shares of Senior Preferred remain outstanding or, in the case of any such merger or consolidation with respect to which First M&F is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Senior Preferred Stock immediately prior to such consummation, taken as a whole.

The voting rights afforded to holders of Senior Preferred will not apply if, at or before the time when the act with respect to which the vote would otherwise be required is effected, all outstanding Senior Preferred are redeemed or called for redemption in accordance with their terms and upon proper notice and First M&F deposits sufficient funds, in cash, in trust to effect the redemption.

Preemptive Rights

No share of Senior Preferred shall have any rights of preemption whatsoever as to any of our securities, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

DESCRIPTION OF WARRANT

These paragraphs are a summary, and do not completely describe the terms and provisions of the Warrant. For the complete provisions, we refer you to the Warrant, a copy of which has been filed with the SEC and which is incorporated by reference into the registration statement of which this prospectus is a part.

As of the date of this prospectus, there is one Warrant outstanding. The Warrant is exercisable, in whole or in part, for 513,113 shares of our common stock at a price of $8.77 per share, subject to adjustment as discussed below.

The Warrant will expire at 5:00 p.m. New York City time, on February 27, 2019.

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the Warrant and the related warrant certificate. With respect to any offering of all or any portion of the Warrant, a specific warrant agreement will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to a current report on Form 8-K, incorporated by reference herein.

Exercise

The Warrant is exercisable by (A) the surrender of the Warrant and a duly completed and executed notice of exercise (a form of which is annexed thereto) at First M&F’s principal executive office and (B) payment of the exercise price for the Shares of common stock thereby purchased: (i) by having First M&F withhold, from the shares of common stock that would otherwise be delivered to the warrantholder upon such exercise, shares of common stock issuable upon exercise of the Warrant equal in value to the aggregate exercise price as to which the Warrant is so exercised based on the market price of the common stock on the trading day on which the Warrant is exercised, or (ii) with the consent of both First M&F and the warrantholder, by tendering in cash, by certified or cashier’s check payable to the order of First M&F, or by wire transfer of immediately available funds to an account designated by First M&F.

Any exercise of the Warrant for shares of common stock is subject to the condition that the warrantholder will have first received any applicable approvals and authorizations required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

Listing

The shares of common stock issuable upon exercise of the Warrant will be listed on the NASDAQ Global Select Market.

Fractional Shares

No fractional shares will be issued upon exercise of the Warrant. However, First M&F will pay to the warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to the warrantholder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date, less the prorated exercise price for such fractional share.

Adjustments

The exercise price and number of shares of common stock issuable on exercise of the Warrant are subject to customary anti-dilution terms, as set forth in the Warrant, including provisions for adjustments in the event that First M&F shall:

     o   declare and pay a dividend or make a distribution on its common stock in shares of common stock,

     o   subdivide or reclassify the outstanding shares of common stock into a greater number of shares, or

     o   combine or reclassify the outstanding shares of common stock into a smaller number of shares.

The exercise price and number of shares of common stock issuable on exercise of the Warrant will also be adjusted, in the manner set forth in the Warrant, if prior to the earlier of (i) the date on which the selling securityholder no longer holds this Warrant or any portion thereof and (ii) February 27, 2012, First M&F issues common stock (or rights or warrants or other securities exercisable or convertible into or exchangeable for shares of common stock) for no consideration or at a price that is 90% or less than the market price of the common stock on the last trading day preceding the date of the agreement on pricing such shares.

The exercise price shall be reduced, in the manner set forth in the Warrant, in the event First M&F shall fix a record date for the making of a distribution to all holders of shares of its common stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding Ordinary Cash Dividends, dividends of its common stock and certain other dividends or distributions).

The exercise price and number of shares of common stock issuable on exercise of the Warrant may also be adjusted in the event of a recapitalization, reorganization, merger or consolidation of First M&F, and in the event of a pro rata repurchase of First M&F’s common stock, in each case, in the manner set forth in the Warrant.

In the event First M&F completes one or more Qualified Equity Offerings on or prior to December 31, 2009 that result in First M&F receiving aggregate gross proceeds of not less than $30,000,000, the number of shares of common stock underlying the portion of the Warrant then held by the selling securityholder shall be thereafter reduced by 260,643 shares (adjusted to take into account all other theretofore made adjustments pursuant to the terms and provisions of the Warrant). “Qualified equity offerings” has the meaning provided above; see —Description of Preferred Stock —Redemption.

Governing Law

The Warrant will be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

Transfer

The Warrant and all rights thereunder are transferable, in whole or in part, upon the books of First M&F by the registered holder of the Warrant in person or by duly authorized attorney, and a new warrant shall be made and delivered by First M&F, of the same tenor and date as the Warrant but registered in the name of one or more transferees, upon surrender of the Warrant, duly endorsed, to the principal executive office of First M&F. First M&F will bear the expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants; provided however, that the selling securityholder shall not transfer a portion or portions of the Warrant with respect to, and/or exercise the Warrant for, more than 260,643 shares of common stock (as such number may be adjusted from time to time as set forth above) in the aggregate until the earlier of (a) the date on which First M&F has received aggregate gross proceeds of not less than $30,000,000 from one or more “qualified equity offerings” and (b) December 31, 2009. Qualified equity offerings has the meaning provided above; see —Description of Preferred Stock —Redemption.

Exchange and Registry

The Warrant is exchangeable, upon the surrender hereof by the warrantholder to First M&F for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of shares of common stock. First M&F shall maintain a registry showing the name and address of the warrantholder as the registered holder of the Warrant. The Warrant may be surrendered for exchange or exercise in accordance with its terms, at our principal executive office.

Rights as Shareholder

The Warrant does not entitle the warrantholder to any voting rights or other rights as a First M&F shareholder prior to the date of exercise of the Warrant.

SELLING SECURITYHOLDER

We are registering for resale pursuant to this prospectus 30,000 shares of our Senior Preferred, a Warrant exercisable for 513,113 shares of our common stock and 513,113 shares of our common stock issuable upon the exercise of the Warrant, in each case, held by the selling securityholder identified below.

The table below presents information regarding the beneficial ownership of our outstanding securities by the selling securityholder, which includes any shares of our common stock that the selling securityholder may acquire within 60 days by exercising the Warrant. The percentage of beneficial ownership is based on 9,063,346 shares of common stock outstanding on December 31, 2008. Any or all of the securities covered by this prospectus may be offered or sold, from time to time, pursuant to this prospectus or a supplement to this prospectus, by the selling securityholder or by its transferee or transferees. Information about the selling securityholder or securityholders may change over time, and updated information will be set forth in supplements to this prospectus if and when necessary.

The information in the column “Number of Shares Offered Hereby” assumes that the selling securityholder sells all of such securities. However, because the selling securityholder may offer from time to time all or some of its securities under this prospectus, or in another permitted manner, we cannot assure you as to the actual number of securities that will be sold or otherwise disposed of by the selling securityholder or that will be held by the selling securityholder after completion of such sales.

Name of Securityholder                                                                               Shares Beneficially
                                                                                                      Owned After Sale
United States Department of the Treasury        Shares Beneficially                                      of Shares
                                                       Owned                     Number of             Offered Hereby
                                             -------------------------         Shares Offered      ----------------------
               Class of Security              Number          Percent              Hereby          Number         Percent
          ------------------------------     ---------        --------         ---------------     ------         -------
Fixed Rate Cumulative Perpetual Preferred     30,000           100.00%             30,000           None           None
     Stock, Series A
Warrant                                            1           100.00%                  1           None           None
Common Stock                                 513,113             5.75%            513,113           None           None

PLAN OF DISTRIBUTION

The selling securityholder may sell from time to time all or a portion of the securities listed in the “Selling Securityholder” table above. The timing and amount of sales will likely depend on market conditions and other factors. The sale prices may be market prices prevailing at the time of sale, fixed prices or negotiated prices. The securities may, without limitation, be sold by the selling securityholder by one or more of the following methods:

     o   ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o   sales to underwriters who will acquire securities for their own account and resell them;

     o   block trades in which the broker-dealer engaged by the selling securityholder will attempt to sell the securities as agent for the selling securityholder but may position and resell a portion of the block as principal to facilitate the transaction;

     o   purchases by a broker-dealer as principal and resale by such broker-dealer for its account;

     o   means other than established trading markets, including direct sales of the securities to purchasers or sales of the securities effected through agents;

     o   privately negotiated transactions;

     o   in accordance with Rule 144 promulgated under the Securities Act of 1933, as amended, rather than pursuant to this prospectus;

     o   a combination of any such methods of sale; or

     o   any other method permitted pursuant to applicable law.

In effecting sales, broker-dealers engaged by the selling securityholder may arrange for other broker-dealers to participate in such sales. Broker-dealers may receive commissions or discounts from the selling securityholder (or, if any such broker-dealer acts as agent for the purchase of such securities, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling securityholder to sell a specified number of securities at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling securityholder, to purchase as principal any unsold securities at the price required to fulfill the broker-dealer commitment to the selling securityholder.

The selling securityholder and any broker-dealers or agents that participate with the selling securityholder in sales of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

We have agreed to indemnify the selling securityholder, to the extent permitted by law, against all losses, claims, damages, liabilities and expense caused by (1) any actual or alleged untrue statement of material fact contained in this prospectus or the registration statement, or (2) any omission or alleged omission of a material fact required to be stated in this prospectus or the registration statement or necessary to make the statements in this prospectus or the registration statement, in light of the circumstances under which they were made, not misleading, except, as to the selling stockholder, to the extent that the losses, claims, damages, liabilities or expense are caused by or contained in any information furnished in writing to us by the selling stockholder specifically for use in the preparation of the registration statement or by the selling stockholder’s offer or sale effected by means of a free writing prospectus that was not authorized in writing by us. The selling securityholder will not indemnify any underwriters in connection with the distribution of the securities. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

We know of no existing arrangements by the selling securityholder relating to the distribution of our securities covered by this prospectus.

LEGAL MATTERS

The validity of the issuance of the common stock and the preferred stock offered hereby by First M&F will be passed upon for us by Watkins Ludlam Winter & Stennis, P.A., Jackson, Mississippi. The validity of the Warrant covered by this prospectus will also be passed upon for us by Watkins Ludlam Winter & Stennis, P.A., Jackson, Mississippi.

EXPERTS

The consolidated financial statements of First M&F as of and for the year ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance upon the reports of BKD, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. BKD, LLP has not audited the financial statements or management’s assessment of the effectiveness of internal control over financial reporting of First M&F for years prior to 2008.

The prior auditor of First M&F’s financial statements has not permitted use of its reports in this registration statement for the years ended December 31, 2007 and December 31, 2006. Therefore, with respect to transactions in the Company’s’ securities pursuant to this registration statement that are made on or after the date this registration statement is filed with the Securities and Exchange Commission, the prior auditor will not have any liability under Section 11(a) of the Securities Act of 1933 for any untrue statements of a material fact contained in the Company’s financial statements audited by the auditor or for any omission to state a material fact required to be stated in those financial statements and thus no claim could be asserted against the prior auditor under Section 11(a) of the Securities Act. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including the Company’s officers and directors, may still rely on the original audit report(s) for such years as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.

                                                 PROSPECTUS

                                          FIRST M&F CORPORATION

                   Fixed Rate Cumulative Perpetual Preferred Stock, Class B Nonvoting, Series A

                                                   Common Stock

                                         Warrant to Purchase Common Stock

                                  The date of this prospectus is March 20, 2009.

         You should rely only on the information contained in or incorporated by reference in this prospectus, the related prospectus supplement or any free writing prospectus by or on behalf of us. We have not authorized anyone to provide you with different information. Neither we nor the selling securityholder is making offers to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference in this prospectus is accurate as of the date on the front of this prospectus or incorporated document only, as the case may be. Our business, financial condition, results of operations and prospects may have changed since that date.

                                  PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         We will bear all expenses, estimated at $39,463.85, incurred in connection with the registration of the securities offered in this registration statement under the Securities Act of 1933 and qualification or exemption of the registered securities under state securities laws.

                      SEC registration fees                                               3,713.85
                      Costs of printing and engraving*                                      750.00
                      Legal fees and expenses*                                           30,000.00
                      Accountants fees and expenses*                                      5,000.00
                                                                                         ---------
                      TOTAL*                                                            $39,463.85
                                                                                         =========

*   Estimated.

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Articles provide for indemnification to the fullest extent allowed by law. The Articles of the Company provide in Article Eleven certain provisions regarding the extent to which the Company will provide indemnification of and advancement of expenses to its Directors, officers, employees and agents as well as persons serving at the request of the Company as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust employee benefit plan or other enterprise (collectively referred to as “Eligible Persons”).

The Company’s Bylaws currently contain a provision requiring the Company to indemnify any Director, officer, employee or agent who is made a party or threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, other than an action by or in the right of the Company, by reason of the fact that such person is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a Director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against reasonably incurred expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, but only if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, in criminal actions, he had no reasonable cause to believe his conduct was unlawful.

Unless limited by its Articles of Incorporation the Mississippi Business Corporation Act (“BCA”) mandates that First M&F indemnify any Director who is successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, against reasonable expenses incurred by him in connection with the proceeding (the “Mandatory Provision”). The Mississippi BCA permits the Company to indemnify a Director who is made a party to a proceeding against liability (including reasonable expenses) incurred in connection with such proceeding provided (1) the Director’s conduct was in good faith, (2) in the case of conduct in his official capacity, the Director reasonably believed his conduct was in the best interests of the Company , (3) in the case of conduct not in his official capacity, the Director reasonably believed his conduct was not opposed to the best interests of the Company, (4) in the case of any criminal proceeding, the Director had no reasonable cause to believe that his conduct was unlawful, (5) in the case of claims by or in the right of the Company, the Director is not adjudged liable to the Company, and (6) in the case of third-party claims, the Director is not adjudged liable on the basis that he derived an improper personal benefit (the “Permissive Provision”). Statutory indemnification is permitted under the Permissive Provision, however, only if indemnification is authorized in a specific case after a determination is made by the Board of Directors (by majority vote of a quorum consisting of directors not at the time parties to the proceeding), by a majority of a special committee of disinterested directors (if such quorum of directors is unobtainable), by special legal counsel or by the shareholders (a “Disinterested Party”), that the director has met the applicable standard of conduct. The Mississippi BCA also provides that unless the Company’s Articles of Incorporation provide otherwise, a court may order indemnification of a director even if it finds he has not met the applicable standard of conduct, or in the case of third-party claims, involving action where the director acted within or without of his official capacity, the director is adjudged liable on the basis that he derived an improper personal benefit, the director was adjudged liable to the Company in a proceeding by or in the right of the Company, if the court determines that the director is reasonably entitled to indemnification in view of all the relevant circumstances; provide, however, that if the director was adjudged liable to the Company, his indemnification is limited to reasonable expenses. The Mississippi BCA permits the Company to pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding, provided the director affirms that he reasonably believes he has met the applicable standard of conduct, the director agrees to repay the advance if it is ultimately determined that he did not meet the standard of conduct, and a determination is made by a Disinterested Party that the facts then known to the person(s) making the determination would not preclude indemnification. The Mississippi BCA also permits the Company to indemnify officers, employees and agents of the Company to the same extent permitted for directors. Finally, the Mississippi BCA allows indemnification beyond the scope of the Amended and Restated Mandatory and Permissive Provisions.

Article Eleven of the Company’s Articles of Incorporation does not limit the applicability of the indemnification provisions contained in the Mississippi BCA and, as permitted by the Mississippi BCA, requires the Company to indemnify Eligible Persons beyond the scope of such provisions. The Company must indemnify an Eligible Person, despite the fact that such person has not met the standard of conduct set forth in the Permissive Provision or would be disqualified for indemnification under the Permissive Provision because such person was either found liable to the Company in a suit brought by or in the right of the Company or was found liable in a third-party action on the basis that he received an improper personal benefit, if a determination is made by a Disinterested Party, or a court, that the act or omissions of the person seeking indemnification did not constitute gross negligence or willful misconduct. Article Eleven also provides for mandatory advancement of reasonable expenses to a person seeking indemnification, without an affirmation by such person that he believes he has met the applicable standard of conduct, as long as he agrees to repay the advance if it is ultimately determined that he has not met the standard of conduct and a Disinterested Party determines that the facts then known to such Disinterested Party would not preclude indemnification.

Article Eleven further provides that no amendment or repeal of its provisions maybe applied retroactively with respect to any event that occurred prior to such amendment or appeal. The effect of such provision is that the protection of Article Eleven may not be taken away or diminished by an amendment in the event of a change in control of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or other qualified persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is thereby unenforceable.

ITEM 16.   EXHIBITS

   Exhibit No.                                                          Description
----------------------- --------------------------------------------------------------------------------------------------------
       3.1              Articles of Incorporation of the Registrant,.  Incorporated herein by reference to (1) Exhibit 3 to the
                        Company's Form S-1 (File No. 33-08751) September 15, 1986, incorporated herein by reference, and (2)
                        Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed on March 5, 2009.
       3.2              Articles of Amendment of the Registrant. Incorporated herein by reference to Exhibit 3.2 to the
                        Registrant's Current Report on Form 8-K, filed on March 5, 2009.
       4.1              Warrant to Purchase up to 513,113 Shares of Common Stock of the Registrant. Incorporated herein by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K, filed on March 5, 2009.
       5.1              Opinion of Watkins Ludlam Winter & Stennis, P.A.
       10.1             Letter Agreement, including as Exhibit A thereto, Securities Purchase Agreement. Incorporated herein by reference to Exhibit A to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed on March 5,
                        2009.
       10.2             Form of Preferred Stock Certificate.  Incorporated herein by reference to Exhibit 10.2 to the Registrant's
                        Current Report on Form 8-K, filed on March 5, 2009.
       10.3             Side Letter Agreement.  Incorporated herein by reference to Exhibit 10.3 to the Registrant's Current
                        Report on Form 8-K, filed on March 5, 2009.
       12.1             Statement regarding Calculation of Ratio of Earnings to Fixed Charges
       23.1             Consent of BKD, LLP, Independent Registered Public Accounting Firm
       23.2             Consent of Watkins Ludlam Winter & Stennis, P.A. (included in Exhibit 5.1)
       24.1             Power of Attorney (included on the signature pages hereto)

ITEM 17.   UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof)
                           which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee"
                           table in the effective registration statement.

                  (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that: Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange
Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

         (2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4)      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

                  (i)      If the registrant is relying on Rule 430B:

                           A.       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                           B.       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or
                                    (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the
                                    Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule
                                    430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

                           (ii)     If the registrant is subject to Rule 430C, each prospectus filed pursuant to
                                    Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                  (5)      That, for the purpose of determining liability of the registrant under the Securities
                           Act of 1933 to any purchaser in the initial distribution of the securities:

         The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                           (i)      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

                           (ii)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                           (iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                           (iv)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1)      For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule
                  424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2)      For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kosciusko, State of Mississippi, on March 20, 2009.

                                                     FIRST M&F CORPORATION

                                                     By:/s/   Hugh S. Potts, Jr.
                                                        -----------------------------------------
                                                              Hugh S. Potts, Jr.
                                                              Chief Executive Officer

                                                 POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hugh S. Potts, Jr. as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to sign any
Registration Statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities
Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, and each of them, full power of authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  Signature                          Title                                 Date
                  ---------                          -----                                 ----

/s/ Hugh S. Potts, Jr.                         Director and CEO                         March 20, 2009
------------------------------------
Hugh S. Potts, Jr.

/s/ Scott M. Wiggers                               Director                             March 20, 2009
------------------------------------
Scott M. Wiggers

/s/ Hollis C. Cheek                                Director                             March 20, 2009
------------------------------------
Hollis C. Cheek

/s/ Jon A. Crocker                                 Director                             March 20, 2009
------------------------------------
Jon A. Crocker

/s/ Toxey Hall, III                                 Director                             March 20, 2009
------------------------------------
Toxey Hall, III

/s/ J. Marlin Ivey                                  Director                             March 20, 2009
------------------------------------
J. Marlin Ivey

/s/                                                 Director                             March 20, 2009
------------------------------------
John Clark Love, III

/s/                                                 Director                             March 20, 2009
------------------------------------
Susan P. McCaffery

/s/ Michael L. Nelson                               Director                             March 20, 2009
------------------------------------
Michael L. Nelson

/s/ Otho E. Pettit, Jr.                             Director                             March 20, 2009
------------------------------------
Otho E. Pettit, Jr.

/s/ Samuel B. Potts                                 Director                             March 20, 2009
------------------------------------
Samuel B. Potts

/s/                                                 Director                             March 20, 2009
------------------------------------
Charles W. Ritter, Jr.

/s/ L. F. Sams, Jr.                                 Director                             March 20, 2009
------------------------------------
L. F. Sams, Jr.

/s/ Michael W. Sanders                              Director                             March 20, 2009
------------------------------------
Michael W. Sanders

/s/ Larry Terrell                                   Director                             March 20, 2009
------------------------------------
Larry Terrell

/s/ James I. Tims                                   Director                             March 20, 2009
------------------------------------
James I. Tims

                                                   Exhibit Index

   Exhibit No.                                                          Description

---------------------- --------------------------------------------------------------------------------------------------------
      3.1              Articles of Incorporation of the Registrant.  Incorporated herein by reference to (1) Exhibit 3 to the
                       Company's Form S-1 (File No. 33-08751) September 15, 1986, incorporated herein by reference, and (2)
                       Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed on March 5, 2009.

      3.2              Articles of Amendment of the Registrant. Incorporated herein by reference to Exhibit 3.2 to the
                       Registrant's Current Report on Form 8-K, filed on March 5, 2009.

      4.1              Warrant to Purchase up to 513,113 Shares of Common Stock of the Registrant. Incorporated herein by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K, filed on March 5, 2009.

      5.1              Opinion of Watkins Ludlam Winter & Stennis, P.A.

      10.1             Letter Agreement, including as Exhibit A thereto, Securities Purchase Agreement. Incorporated herein by reference to Exhibit A to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed on March 5,
                       2009.

      10.2             Form of Preferred Stock Certificate.  Incorporated herein by reference to Exhibit 10.2 to the Registrant's
                       Current Report on Form 8-K, filed on March 5, 2009.

      10.3             Side Letter Agreement.  Incorporated herein by reference to Exhibit 10.3 to the Registrant's Current
                       Report on Form 8-K, filed on March 5, 2009.

      12.1             Statement regarding Calculation of Ratio of Earnings to Fixed Charges

      23.1             Consent of BKD, LLP, Independent Registered Public Accounting Firm

      23.2             Consent of Watkins Ludlam Winter & Stennis, P.A. (included in Exhibit 5.1)

      24.1             Power of Attorney (included on the signature pages hereto)